Exhibit 99.2

Bakers Footwear Group, Inc.

Fourth quarter and Fiscal 2007 Results Conference Call Transcript

May 5, 2008

Operator: Greetings, and welcome to the Bakers Footwear Group Inc. fourth quarter and fiscal year 2007 results conference call. At this time all participants are in a listen only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero, on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Miss Alison Malkin, of ICR. Thank you Miss Malkin, you may begin.

Alison Malkin: Thank you, good morning everyone. Before we get started, I'd like to remind you of the company's safe harbor language, which I'm sure you're all familiar with. The statements contained in this conference call, which are not historical fact, may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements, due to a number of risks and uncertainties, all of which are described in the company's filings with the SEC, and now I'd like to turn the call over to Bakers’ Chairman, President and CEO, Peter Edison.

Peter Edison: Thank you Alison. Good morning everyone and thank you for joining us to discuss our fourth quarter fiscal 2007 results. With me today is Charlie Daniel, our Vice President—Finance. For this morning's call I will review our fourth quarter results, provide an update on current business trends, and the priorities we set for the business in fiscal 2008. Following this, Charlie will review our fourth quarter and full year financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.

Our fourth quarter results are a firm evidence that our expense cutting initiatives, inventory reduction and margin improvement plans, and liquidity improvement steps are taking hold and generating positive results. It also clearly demonstrates that a sales turnaround, which we feel is finally happening in April, will mark the next step [...] in a successful turnaround. Specifically, during the fourth quarter, we increased our [...] merchandising margin by 420 basis points, fully restoring this margin to historical levels. Unfortunately weak comps of minus 6.8% depressed our gross margin by [190] basis points, resulting in only a [230] basis points gain in gross margin for the quarter. Nonetheless a good result.

This improvement in merchandising margin was primarily driven by a 25% decline in inventory at year-end, which dramatically reduced the level of marked down carry-over inventory. We expect to maintain this level of carry-over inventory going forward. We achieved our planned expense cuts, which totaled $1 million for the quarter, and we expect we'll average $2 million a quarter in 2008. Our first quarter experience to date has verified this assumption.

We began implementing our return to merchandising basics, Bakers style, which calls for sharper price points, reduced SKUs, faster turns, more aggressive clearances, and a lower inventory. While not turning our comps positive in the fourth quarter, we did improve them by 10% from third quarter levels. Clearly our new leadership in merchandising and marketing, along with the efforts of the entire organization have been positive for the company and our brand. Our fourth quarter results included net sales of [$]54.7 million, compared — with comparable store sales declining 6.8%. Net income [and income before income taxes] was [$]7.[35] million, or $1.03 per diluted share, including a gain of [$]4.[79] million, or $0.67 per diluted share from an early lease termination. Excluding the gain, income before income taxes rose 11.8% to [$]2.[56] million in 2007, from [$]2.3 million in the fourth quarter last year.

In 2008 we continue to emphasize our strategies that led to our improved fourth quarter. Our inventory is turning faster than it has in four years, we are positioned to return our gross profit margins to our historical rates, and continue to expect [planned] annual cost savings of $8 million this year. We are focused on generating positive sales trends and despite the significant hiccup in February [and] March, we believe that we have the right assortments and marketing to drive this expectation.

[As] we indicated in our press release, our comparable store sales declined 12% in our first quarter to date, the period from February 3, 2008 to May 1, 2008. For the full quarter it turned out to be a minus 11% comp store sales decline, which we attribute to a very early Easter holiday, the elimination of a catalog in March, a reduction of clearance merchandise, and difficult weather in February and March, which particularly hurt our key fashion right category of opened up footwear. Because of this, our results in the first quarter will lag our expectations.

In April, however, our sales rebounded strongly with comparable store sales flat. We attribute this improvement to the strength of our open toe footwear assortments with all categories including casual sandals, dress, and branded footwear contributing to our positive performance. Opened up footwear is up 25% in April, and this category increases in importance in the second quarter. Of note is that we accomplished this result with 20% less sandal inventory, versus last April. In addition, the strong selling in all key categories bodes well for the back to school and fall selling season. We are optimistic that our positive April sales trends will continue. Sandals become an increasing majority of our business for the next several months, and consumers are responding quite favorably to our assortments across this and other categories.

At the same time, we continue to focus on strengthening our balance sheet and improving cash flow. Our improved inventory turns reduced capital expenditures and better April sales trends support our expectation. We will only spend 2 million in [capital expenditures] this year, which is 1.5 million net of landlord allowances, By the end of December, we expect to pay down our line of credit to a few million dollars, provided we hit our sales plan, which is based on moderate increases in comparable store sales beginning in the second quarter, continuing through the remainder of the year.

Regarding our store expansion, we believe it is prudent to await sustained improvement in sales and profitability prior to opening new stores. As such, we have only two new store openings planned for fiscal 2008, and we will close approximately seven to 10 stores, which we typically do each year. Long-term, we continue to believe there is significant opportunity to expand our 240 store base.

Also, in our press release, we indicated that despite our strong disagreement, improved fourth quarter results and rebounding April sales, our auditors’ report on our 2007 financial statements, included a going concern paragraph. We are extremely disappointed with this report, which is focused on older past trends, rather than current trends and future potential, and we believe shows not enough consideration of management’s plans. We believe management's plans, as well as Bakers’ continued strong payment of creditors, excellent working relationships with our bankers, debt holders, and suppliers, extensive expense cuts in gross margin enhancements, continuity of management, rebounding sales, and proven ability to raise capital, point to our ability to successfully complete our turnaround.

I am confident that we have more than an adequate liquidity to fund our peak working capital requirements and expect to be in compliance with all of our financial covenants throughout 2008. Our bankers and debt holders also expressed their support for our company, our business strategy, and liquidity. You may be wondering why we expect improved sales trends, given the difficult US economy. We have experienced many economic cycles in my years at Bakers, and our results have shown that in fashion footwear, you cannot draw a correlation. Instead, our results are correlated with strong fashion trends. We believe we are in a favorable cycle, currently. Just look at April, with the US economy weakened, and our comps improved 18% from March levels. Our fashion consumer does not watch the economy, she watches the newest [...] trends.

Now I would like to turn the call over to Charlie, to review our fourth quarter and fiscal year results in more detail.

Charlie Daniel: Thank you Peter. Before I begin with the review of results, I want to remind everyone that fiscal 2007 was a 52 week period, but fiscal 2006 was a 53 week period. Likewise, the fourth quarter of fiscal 2007 was a 13 week period, while the fourth quarter of fiscal 2006 was a 14 week period. However, we do not believe that the extra week in fiscal 2006 materially impacts comparisons with the current year.

For the fourth quarter, net sales were $54.7 million, compared to $61.2 million for the fourth quarter of fiscal 2006. Comparable store sales for the fourth quarter of fiscal 2007 decreased 6.8%, versus a decrease of 13.8% in the fourth quarter of fiscal 2006. Gross profit was $19.4 million, or 35.4% of sales in the fourth quarter of 2007. This compares to gross profit of $20.3 million, or 33.1% of sales in the fourth quarter of 2006.

The 230 basis point increase in gross profit margin was driven by higher merchandising margins, as we successfully managed our inventory levels.

Selling expenses for the quarter decreased to $12.2 million, or 22.2% of net sales, down from $13.2 million, or 21.5% of net sales in the fourth quarter last year. The decrease in selling expenses primarily reflects not having a 14th week in 2007's fourth quarter. General and administrative expenses for the quarter were $4.2 million, or 7.7% of net sales, compared to $4.3 million, or 7.1% of net sales in 2006. Fourth quarter operating income was $7.8 million, which includes a $4.8 million gain [for] the early termination of an operating lease. Excluding this gain, operating income was $3 million, or 5.5% of net sales, compared to operating income of $2.7 million, or 4.4% of net sales in the fourth quarter of 2006.

Because of our income tax valuation allowance, we recognized no income tax expense in the fourth quarter of 2007, compared to $900,000 of income tax expense in the prior year period. Net income for the fourth quarter, was $7.3 million, or $1.03 per diluted share, compared to net income of $1.4 million or $0.21 per diluted share last year.

Turning to the full fiscal year, net sales for fiscal 2007 decreased 9% to $186.3 million from $204.8 million in fiscal 2006. Comparable store sales decreased 12.3% in fiscal 2007, compared to a 7.1% decrease in fiscal 2006. Gross profit decreased to $47.5 million or 25.5% of net sales, from $62.2 million, or 30.4% of net sales in fiscal 2006.

Selling expenses were $46.5 million, or 25% of net sales, compared to $45.2 million, or 22.1% of net sales in 2006. General and administrative expenses decreased to $17.9 million, or 9.6% of net sales, compared to $18.2 million, or 8.9% of net sales in 2006.

Our fiscal 2007 operating loss was $15.4 million, compared to an operating loss of $1.6 million in fiscal 2006. For fiscal 2007, our operating loss included the $4.8 million gain from the early lease termination in the fourth quarter, and also included $3.1 million of non-cash impairment expense recognized in the second and third quarters. Because of our losses, we established a valuation allowance against our net income tax assets during fiscal 2007. At year end, this valuation allowance was $7.2 million. As a consequence of the tax valuation allowance, we recognized income tax expense of $700,000 in fiscal 2007, compared to recognizing an income tax benefit of $900,000 in fiscal 2006. The net loss for the year was $17.7 million, compared to a net loss of $1.5 million in fiscal 2006. Loss per share for fiscal 2007 was $2.70, compared to loss per share of $0.24 in fiscal 2006.

Turning to key balance sheet highlights, at the end of fiscal 2007, inventories had decreased 25.1% to $18.1 million, from $24.1 million at the end of fiscal 2006. At year-end, the balance on our revolving credit facility decreased to $11.2 million against $13.1 million at the end of 2006. Non-current liabilities at year-end increased $14.2 million from $9.5 million at the end of fiscal 2006, reflecting $4 million of subordinated convertible debentures, issued in June 2007.

Capital expenditures in fiscal 2007 were $4.8 million, down from $20.4 million in fiscal 2006. For fiscal 2008, we expect capital expenditures [...] to approximate $2 million. And now I'll turn the call back over to Peter for his closing remarks.

Peter Edison: Thank you Charlie. In summary, I'm pleased with the current trends of our business. The strategies we implemented last year have provided us with more discipline and focus. This has led to lower costs, improved inventory turns, and better fashion and value for our customers. We're very excited about the response of our consumers, especially in sandals, which represents our largest category of business for spring and summer.

The first quarter results will be a hiccup due to February and March comps. I believe that is all it will be. I look forward to updating you on our progress in the near term. Now I'd like to turn the call over to the operator to begin the question and answer portion.

Operator: Thank you. Ladies and gentlemen, at this time we will be conduction a question and answer session. If you would like to ask a question, you may press star, one, on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handsets before pressing the star keys. Our first question comes from the line of Liz Pierce, with Roth Capital Partners. Please go ahead with your question.

Liz Pierce: Thank you, good morning Peter.

Peter Edison: Hi Liz.

Liz Pierce: I'm curious, your comments about, you know, we shouldn't extrapolate the current environment when it comes to fashion footwear. Have you ever seen it quite like this in terms of the macro environment and the impact that it seems to be having on retail?

Peter Edison: Well yes. I mean it happens in different ways. It's never identical. I mean the 70's was a period of brutal inflation, stagnation. It was also the era of the disco craze, and our sales were rocking and rolling. So [...] that is one example, and it is [...] an example of sort of sustained difficult economic times, and a fashion trend that just [...] obliterates that.

[...] What I believe happens, is that footwear is an emotional feel-good purchase for women in times that are tough. It is a refuge and a way to still feel good about who you are in your life, and it just has not ever really related, in my experience.

Liz Pierce: Do you think right now, because it seems when we look at fashion for on-apparel there are so many different trends. There's no one singular point of view like perhaps the example that we saw in the seventies. You pick a decade and there's something that represents ...

Peter Edison: Right.

Liz Pierce: ...fashion right now. So that said, is there some, you know, obviously gladiators, there's a lot of different things going on in heels and textures. Is that enough? Can that make or break, as you think about going into the fall season?

Peter Edison: Well it appears to be enough. I mean when you look at the trends now, it looks like we can have nice modest comp sales increases. With the fashion trends we have, I would like it to have been more, but it certainly looks like it will be enough because [...] the most encouraging thing is it is not an item.

Liz Pierce: Okay.

Peter Edison: [There are] things going on in every category. Dress shoes has platforms, and wedges, and some materials. Casual sandals have gladiators and [...] higher grade flip-flops, brands – there are a number of strong things going on in brands, even athletic shoes, and then the whole boot, bootie category is very strong, and promises to be good. So there is just enough things going on, casual and dress, high and low, that it is certainly enough to put together an exciting store that looks completely different from last year.

Liz Pierce: So maybe we're finally at the end of this little ballerina flat?

Peter Edison: Well we clearly are, and our customer is really the fastest customer among publicly reported retailers. So we feel it first, both ways.

Liz Pierce: Yeah. In April, the April lift, can you give us a sense on the, you know, what drove, what the metrics were?

Peter Edison: Well...

Liz Pierce: Like (inaudible). I mean that was a pretty big reversal.

Peter Edison: Yeah, well it really isn't [...] if you think about our sales loss, and we lost a couple a million dollars to plan in March, it was almost all due to a cancelled catalog, that really early Easter loss, and less clearance. So when you factor that out, it isn't as dramatic a reversal of trend as it was. There were just some things depressing March sales. So it's, what it's been for us, it has been a continuation and a continued build into the spring season of this product, and as you got into more seasonable weather it helped that build. I would expect that build to continue because April is not a peak sandal selling month at all.

Liz Pierce: Right.

Peter Edison: That really is sort of June, July. May will be better, June will be even better, July will be, you know, excellent for that, and then it begins to go down.

Liz Pierce: So did you get there though through transactions, or [units per ticket]? I guess that's what I'm trying to figure out.

Peter Edison: Yeah, okay. Our average retail in footwear was up 1%.

Liz Pierce: Okay.

Peter Edison: So I would say...

Liz Pierce: So really transactions?

Peter Edison: You know, it's all about flat when you look at that. You know, there's not much movement in average retail.

Liz Pierce: Okay, so would that imply that it's coming from people crossing the lease line?

Peter Edison: Yes. Well we [...] had a higher conversion rate than we have had in the past, so there was still a...

Liz Pierce: Okay.

Peter Edison: ...mid-single digit decline in traffic, but ....

Liz Pierce: Has that traffic metric improved? Like if we step back ...

Peter Edison: Yeah, the traffic metric improves but it doesn't mean anything to us. We find that we get traffic when they like our product. They come by the front of the store, and if they don't like what they see they don't come in, and so it looks like we're not getting traffic. We don't really measure traffic in front of the store. We only measure it once it's in the store.

Liz Pierce: Right, so the conversion...

Peter Edison: It doesn't really relate, I don't believe.

Liz Pierce: Okay, all right. Thank you.

Peter Edison: Thanks Liz.

Operator: Ladies and gentlemen, as a reminder it is star one to ask a question.

Gentlemen, it appears that there are no other questions in the queue at this time.

Peter Edison: All right. Thank you everyone for your participation and support. We look forward to speaking with you when we report our first quarter results in June.

Operator: Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time.